Dated: __________

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

QUANTUMSPHERE, INC.

AMENDED & RESTATED

CONVERTIBLE PROMISSORY NOTE

This Amended & Restated Convertible Promissory Note (the "Note") is issued by QUANTUMSPHERE, INC., a California corporation (the "Company"), to ____________________ (the "Holder") and replaces in it is entirety that certain convertible promissory note issued in favor of Holder on July 11, 2013.

FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder the principal amount of ______________________________ ($__________) (the "Principal") together with accrued but unpaid interest on or before the Maturity Date in accordance with the provisions hereof.

1.	Definitions

In addition to the terms defined elsewhere in this Note, the following terms have the meanings indicated:

(a)	"Bankruptcy Event" means any of the following events: (i) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (ii) there is commenced against the Company any such case or proceeding that is not dismissed within 60 calendar days after commencement; (iii) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days; or (v) the Company makes a general assignment for the benefit of creditors;

(b)	"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Nevada are authorized or required by law or other governmental action to close;

(c)	"Event of Default" has the meaning ascribed thereto in Section 4(a);

(d)	"Maturity Date" means December 31, 2013; and

(e)	"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

2.	Interest; Principal

(a)	Interest. The Note shall bear simple interest at the rate of five percent (5%) per annum, commencing on the date of issuance on July 11, 2013 and concluding on December 31, 2013 ("Interest"). Interest shall be due and payable on the Maturity Date, unless the Note, consisting of the Principal and all accrued but unpaid Interest thereon, is converted pursuant to the terms of Section 3 herein.

(b)	Principal. Unless earlier converted pursuant to the terms of Section 3 herein, the Principal shall be repaid on the Maturity Date.

(c)	Application of Payments. Except as otherwise expressly provided herein, each payment under this Note shall be applied (i) first to the payment of all accrued but unpaid Interest, and (iii) then to the reduction of the Principal.

3.	Mandatory Conversion

The Principal and all accrued but unpaid Interest shall be converted upon the occurrence of the Conversion Event, and on the Conversion Terms, as set forth below:

(a)	Conversion Trigger Event. The merger (“Merger”) of the Company with a publicly reporting company shall trigger a mandatory conversion on the terms described in Section 3(b) below.

(b)	Conversion Terms. Immediately prior to the closing of the Merger, all outstanding Principal and accrued Interest thereon shall be converted into units of the Company, each unit consisting of one (1) share of common stock and a warrant to purchase 0.6 share of common stock, exercisable for a period of five (5) years at a full share exercise price of $1.50. Each unit is priced at $1.30.

(c)	The Company shall deliver, at least five (5) days before conversion of the Note, a notice per the terms set forth herein and specifying (I) the outstanding principal amount of the Loan and all accrued but unpaid Interest, (II) the number of shares of common stock that the Holder would receive upon conversion, (III) the number of warrants that the Holder would receive upon conversion, and (IV) the date on which such conversion would occur. In the event of a repayment, the Company shall deliver, at least five (5) days before repayment of the Note, a notice specifying (A) the then outstanding Principal amount of the Loan and all accrued but unpaid Interest, and (II) the date on which such repayment would occur. Holder shall surrender the Note to the Company at the location designated in Section 6 hereof on or before the date of conversion or repayment, as the case may be, and Holder shall receive, (A) on the effective date of conversion, if applicable, (i) a common stock certificate in the number of shares of common stock represented by the then outstanding Principal and accrued Interest under the Note, divided by $1.30 per share (the “Conversion Shares”), and (ii) a warrant to purchase that certain number of shares equal to the number of Conversion Shares issued upon conversion, multiplied times 0.6 (the “Conversion Warrants”), or (B) in the case of repayment of the Note, a check made payable to Holder in the amount of the then outstanding Principal and accrued Interest.

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4.	Event of Default

(a)	An "Event of Default", wherever used herein, means any one of the following events:

(i)	any default in the payment of the principal of, Interest on or other charges in respect of this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

(ii)	the occurrence of a Bankruptcy Event; or

(iii)	the Company shall commit any material breach or default of any material provision of this Note (except as set forth in Section 4(a)(i)), which is not cured within thirty (30) Business Days following written notice to the Company from the Holder specifying in reasonable detail such breach or default.

(b)	Upon and during the continuance of an Event of Default, the Interest rate shall be increased to 18% per annum, compounded monthly.

5.	Covenants

(a)	Financial Statements. Prior to the repayment of the Note in full, or conversion of this Note pursuant to Section 3, the Company shall provide the Holder with (i) quarterly unaudited financial statements of the Company, including a balance sheet, income statement and a statement of cash flows, within 45 calendar days of the end of each fiscal quarter, and (ii) annual unaudited financial statements of the Company within 90 calendar days of the end of each fiscal year.

6.	Notices

Any notice, demand or request which may be permitted, required or desired to be given in connection with herewith shall be given in writing and directed to the parties hereto as follows:

If to the Company, addressed as follows:	QuantumSphere, Inc. 2905 Tech Center Dr. Santa Ana, CA 92705 Attention: Kevin D. Maloney Facsimile No.: (714) 545-6265

If to the Holder, addressed as follows:

Facsimile No.:

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Notices shall be deemed properly delivered and received when delivered to the primary notice party (without regard to the copied parties) (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service (or the third business day if sent to an address not in the United States), or (iv) if sent by registered or certified mail, five Business Days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 6.

7.	General

(a)	Amendments; Waivers. No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. In the event that there is more than one Note holder, any amendments or waivers with respect to the Notes may be made with the approval of a majority in interest of the Note holders.

(b)	Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(c)	Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Holder may assign this Note or any rights or obligations hereunder without the prior written consent of the other party.

(d)	Severability. If any provision of this Note is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

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(e)	Replacement of the Note. If any certificate or instrument evidencing this Note is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Note.

(f)	Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to this Note from the effective date forward, unless such application is precluded by applicable law.

(g)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by duly authorized officer as of the date first written above.

QUANTUMSPHERE, INC.

By:
Kevin D. Maloney
Chief Executive Officer & President

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